SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: April 12, 2002


                          WASATCH PHARMACEUTICAL, INC.
             (Exact name of registrant as specified in its charter)

         UTAH                        0-22899           84-0854009
(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
     of incorporation)

                    310 East 4500 South, Suite 450, Murray, UT 84107
                     Address of principal executive office)


     Registrant's telephone number, including area code: (801) 266-4668

                     714 East 7200 South, Midvale, Utah 84047
          Former name or former address, if changed since last report)

ITEM 5.  Other Events

         On February 28, 2002, Wasatch filed an 8-K reporting that the Board of Directors agreed to enter into a Compensatory Stock Issue Agreement with Gary V. Heesch, CEO, David K. Giles, CFO, and Robert Arbon, Director. Pursuant to the Compensatory Stock Issue Agreement, Wasatch issued an aggregate of 110,000,000 shares of Wasatch's commons stock shares as collateral for outstanding debt obligations that Wasatch owes to Messrs. Heesch, Giles and Arbon.

         Because the market price per share for Wasatch's common stock declined, the Board of Directors met on March 13, 2002 and agreed to issue an additional 200,000,000 shares of Wasatch's common stock shares as collateral for the same outstanding debt obligations owed to Messrs. Heesch, and Giles. Pursuant to the decision of the Board of Directors on February 28, 2002 and March 13, 2002, Wasatch issued an aggregate of 310,000,000 shares as collateral under the Compensatory Stock Issue Agreement.

         On March 8, 2002, the Board of Directors authorized the issuance of 30,000,000 restricted common stock shares to Michael Ator for consulting services. On March 18, 2002, the Board of Directors authorized the issuance of 30,000,000 additional restricted common stock shares to Michael Ator for consulting services.

         On April 9, 2002, the Board of Directors met and agreed to amend Wasatch's Articles of Incorporation to increase the authorized common shares from 750,000,000 to 1,000,000,000 shares of common stock. The par value remains at $.001 par value per share.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                           WASATCH PHARMACEUTICAL, INC.


Date:   April 12, 2002                       /s/  David K. Giles
                                             ---------------------------------
                                             David K. Giles, Secretary

                                       3